For Immediate Release September 8, 2015	Contact:	Media: Melissa Andrews 864.286.4425 melissa.andrews@scansource.com Investors: Mary Gentry 864.286.4892 mary.gentry@scansource.com

SCANSOURCE COMPLETES ACQUISITION OF KBZ,

A LEADING CISCO VIDEO CONFERENCING DISTRIBUTOR

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, has closed its purchase of KBZ, an award-winning Cisco Authorized Distributor specializing in video conferencing, cloud, and services. ScanSource announced the execution of a letter of intent to purchase the assets of KBZ on August 18, 2015. Founded in 1987 and based in Doylestown, Pennsylvania, KBZ operates in the United States and has approximately 75 employees. The company’s sales for the trailing twelve months ended June 30, 2015 are estimated to total over $225 million. The acquisition is expected to be accretive to earnings per share and ROIC in the first year after closing, excluding one-time acquisition costs.

KBZ, formerly Tandberg’s largest distributor prior to its 2009 acquisition by Cisco, focuses its business exclusively on Cisco and complementary vendors. This acquisition enables ScanSource to enhance its focus on Cisco’s solutions, combining the strengths of both distributors to provide a more robust portfolio of products, solutions and services. KBZ also brings a specialized public sector team to accelerate sales to Federal, state and local governments.

“We are very pleased to have KBZ as a part of the ScanSource team,” said Mike Baur, CEO, ScanSource, Inc. “With the sharing of our value-added services, best practices, ideas and opportunities, we will be able to offer better programs and more support to our partners.”

KBZ’s Vice President Kyle Zorzi, along with the KBZ team, will join ScanSource. Mr. Zorzi will serve as Senior Vice President of KBZ, a ScanSource Company. He will report to Tony Sorrentino, President of ScanSource Security. For more information on ScanSource, please visit www.scansource.com.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure for the acquisition of KBZ to be accretive to earnings per share and ROIC in year one, or the continued ability for KBZ to demonstrate sales growth. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2015 and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company is headquartered in Greenville, South Carolina and was named one of the 2015 Best Places to Work in South Carolina. ScanSource ranks #775 on the Fortune 1000. For more information, visit www.scansource.com.

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